Exhibit 10.1

Execution Version

GOVERNANCE, VOTING AND STANDSTILL AGREEMENT

This GOVERNANCE, VOTING AND STANDSTILL AGREEMENT (this “Agreement”), dated as of March 29, 2016, is entered into by and between Alliance HealthCare Services, Inc., a Delaware corporation (together with its successors, the “Company”), THAIHOT Investment Company Limited, an entity organized under the laws of the Cayman Islands (the “Purchaser”), and (Fujian Thai Hot Investment Co., Ltd), an entity organized under the laws of the People’s Republic of China (the “Parent”).

W I T N E S S E T H

WHEREAS, OCM Principal Opportunities Fund IV, L.P., a California limited partnership, MTS Health Investors II, L.P., a Delaware limited partnership, Alliance-Oaktree Co-Investors, LLC, a Delaware limited liability company, Alliance-MTS Co-Investors I, LLC, a Delaware limited liability company, Alliance-MTS Co-Investors II, LLC, a Delaware limited liability company, and Mr. Larry C. Buckelew (collectively, the “Sellers”) agreed to sell pursuant to that certain Stock Purchase Agreement, dated as of September 16, 2015, by and among the Parent and the Sellers (the “Stock Purchase Agreement”), 5,537,945 shares of Common Stock (as defined below), representing approximately 51.5% of the Outstanding Common Stock (as defined below) of the Company as of the date hereof, to the Purchaser, an indirect wholly owned subsidiary of the Parent, as the Parent’s assignee under and in accordance with the Stock Purchase Agreement (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Parent, the Purchaser and a Special Committee of the Board comprised of independent and disinterested directors unaffiliated with the Sellers (the “Special Committee”) have agreed that for their respective benefit and for the benefit of the minority (non-Seller) stockholders of the Company, the parties hereto shall enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement, none of the Company and its subsidiaries, on the one hand, or the Purchaser and its Affiliates (other than the Company and its subsidiaries), on the other hand, shall be deemed to be Affiliates of one another.

“Agreement” shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Beneficial Ownership” or “Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” shall mean the Board of Directors of the Company as from time to time hereafter constituted.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Approval Right” shall mean the Company’s right to deny the nomination or appointment of any of the Purchaser’s Designees to the Board or any committee of the Board if a majority of the Unaffiliated Directors (as defined below), acting reasonably and in good faith, determine that (i) in the case of a committee appointment, such Designee lacks the business or technical experience, stature and character as is commensurate with service on such committee of the board of directors of a publicly held enterprise or is otherwise not qualified to serve on such committee, (ii) such Designee’s nomination to the Board (in the case of a Board nomination) or appointment to a committee (in the case of a committee appointment) would cause the Company not to be in compliance with any applicable SEC (as defined below), NASDAQ or Internal Revenue Service rule, regulation or requirement, including, without limitation, independence requirements, (iii) such Designee is an officer, director, employee, consultant, partner, stockholder or otherwise affiliated with a competitor of the Company or has been convicted of, or has pleaded guilty or nolo contendere to, a felony or a crime involving moral turpitude, or was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or (iv) the nomination or appointment of such person would be a breach of their fiduciary duties under applicable law. If the Unaffiliated Directors elect to exercise the Company Approval Right, the Unaffiliated Directors will promptly notify the Purchaser in writing of such determination and the reasons therefor and the Purchaser will be entitled to designate another individual for nomination. In all such cases, the Purchaser will use its reasonable efforts to nominate individuals it expects to comply with the requirements set forth above in this Company Approval Right definition.

“Designee” shall have the meaning set forth in Section 2.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Outstanding Common Stock” shall mean, at any time, the total number of shares of issued and outstanding Common Stock at such time.

“Person” shall mean an individual, corporation, unincorporated association, partnership, trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, agents, legal counsel, financial advisors and other representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Limit” shall mean 51.5% of the Outstanding Common Stock of the Company.

“Standstill Period” shall mean the period beginning on the date of this Agreement and ending on the third anniversary of the closing of the Transaction.

“Unaffiliated Director” shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries and who is (a) independent from the Purchaser and its Affiliates, (b) not an Affiliate (including an employee, director or officer) of the Purchaser or the Parent, and (c) has not received any material consideration from the Purchaser or its Affiliates or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from the Purchaser or its Affiliates.

ARTICLE II.

CORPORATE GOVERNANCE

Section 2.1 Board of Directors.

(a) During the Standstill Period and provided the Purchaser Beneficially Owns an aggregate of at least 35% of the Outstanding Common Stock of the Company, the Purchaser shall have the right to nominate the minimum number of individuals necessary to comprise a majority of the Board (each, a “Designee,” and collectively, the “Designees”); provided, that, during the Standstill Period, in the event the Purchaser exercises its right to nominate a majority of the directors on the Board, the Board shall increase the total number of Board seats available to accommodate the Purchaser’s nominees such that the election of a Designee shall not have the effect of requiring any current member of the Board to resign, excluding the three (3) Resigning Directors (defined below). Each Designee shall be subject to the Company Approval Right and shall continue to serve as a director until the sooner of such director’s death, retirement, resignation or removal, or his or her successor is elected and qualified. The Designees shall be nominated to serve and allocated as equally as possible among the different classes of the Board, with each of the three (3) initial Designees named below to serve on a different class of the Board. Mr. Qisen Huang, Mr. Heping Feng and Mr. Tao Zhang shall be the initial Designees and shall, upon the effectiveness of this Agreement, replace Mr. Michael Harmon, Mr. Aaron Bendikson and Mr. Curtis Lane (collectively, the “Resigning Directors”). In addition, subject to the Company Approval Right, for so long as the Purchaser Beneficially Owns an aggregate of at least 35% of the Outstanding Common Stock of the Company, Mr. Huang will be the chairman of the Board, and Mr. Feng and Mr. Zhang will both serve on the Nominating and Corporate Governance Committee and the Compensation Committee; provided, that, during the Standstill Period, the Nominating and Corporate Governance Committee shall consist of five (5) members (three (3) of which shall be non-Purchaser Designees and one of the non-Purchaser Designees shall be Chair of the Committee), and the Compensation Committee shall consist of four (4) members (two (2) of which shall be non-Purchaser Designees and one of the non-Purchaser Designees shall be Chair of the Committee). Subject to the Company Approval Right, in the event that the Purchaser Beneficially Owns less than 35% but at least 25% of the Outstanding Common Stock of the Company, the Purchaser shall have the right to nominate three (3) Designees, who will each serve on a different class of the Board. In that case, the number of Designees on committees of the Board shall be reduced by one. Subject to the Company Approval Right, in the event that the Purchaser Beneficially Owns less than 25% but at least 15% of the Outstanding Common Stock of the Company, the Purchaser shall have the right to nominate one (1) Designee. In that case, the Designee shall not be entitled to sit on any of the committees of the Board. In the event that the Purchaser Beneficially Owns less than 15% of the Outstanding Common Stock of the Company, the Purchaser shall have no contractual right to nominate any Designees (but nothing contained herein shall adversely affect its right to make nominations as a stockholder at such time, which the Nominating and Corporate Governance Committee will review in good faith). For the avoidance of doubt, if the Company Approval Right is exercised with respect to a Designee, the Purchaser shall not forfeit its right to appoint Designees to the Board or committees thereof as provided above, but shall be entitled to nominate one or more additional individuals, as the case may be, in place of the proposed Designee who was denied appointment through exercise of the Company Approval Right; provided that any such replacement Designee or Designees, as the case may be, shall also be subject to the Company Approval Right. In the event that the number of Designees then serving on the Board exceeds the number of directors that the Purchaser shall then have the right to nominate hereunder, the Purchaser shall take all requisite action to cause the resignation or removal of such number of excess persons from the Board.

(b) Subject to applicable law, in the event any Designee on the Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by another Designee, subject to the Company Approval Right.

(c) Subject to applicable law, in the event any non-Purchaser Designee on the Board shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by another non-Purchaser Designee.

(d) The parties agree that all directors are expected to use commercially reasonable best efforts to attend (i) at least 75% of all Board and committee of the Board meetings either in person or telephonically and (ii) at least one (1) Board meeting in Beijing, China, and one (1) Board meeting in California, USA, in person each year. All Board and committee meetings shall be conducted in such a manner so that all participants can hear and understand the proceedings, including providing real-time translations in both English and Mandarin as requested by any director in attendance.

(e) As a condition to serving as a director on the Board, all Designees agree (i) to enter into customary written confidentiality and information sharing restrictions consistent with those restrictions applicable to all directors of public companies, including restrictions with respect to trading on material non-public information, and (ii) to provide timely written responses to the Company’s annual director and officer questionnaires or other inquiries provided to all directors of the Company.

Section 2.2 Voting Arrangements.

(a) During the Standstill Period, the Purchaser agrees to vote, or cause to be voted, all shares of Common Stock Beneficially Owned by the Purchaser or its Affiliates, or over which the Purchaser or its Affiliates has voting control, from time to time and at all times, in whatever manner necessary to ensure that at each annual or special meeting of the stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the nominees of the Nominating and Corporate Governance Committee who are not Designees shall be elected to the Board and that no such nominee may be removed from office unless such removal is recommended by the Nominating and Corporate Governance Committee.

(b) The Purchaser hereby constitutes and appoints as its proxy and hereby grants a power of attorney to the President of the Company, and to a designee of the Unaffiliated Directors (to be determined by such Unaffiliated Directors), and each of them, with full power of substitution, with respect to the matters set forth in Section 2.2(a) hereto, and hereby authorizes each of them to represent and vote, if and only if the Purchaser (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in each case, in a manner which is inconsistent with the terms thereof, all of the Purchaser’s and its Affiliates shares of Common Stock in the manner required to give effect to Section 2.2(a).

Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires in accordance with its terms. The Purchaser and its Affiliates hereby revoke any and all previous proxies or powers of attorney with respect to the shares of Common Stock owned by the Purchaser and its Affiliates and shall not hereafter, unless and until this Agreement terminates or expires pursuant to its terms, purport to grant any other proxy or power of attorney with respect to any of the shares of Common Stock owned by the Purchaser and its Affiliates, deposit any of such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any such shares, in each case, in any manner that could reasonably be expected to contravene, limit or otherwise conflict with the proxy and power of attorney granted pursuant to the first sentence of this Section 2.2(b).

(c) The Purchaser agrees that the director compensation package for all non-employee directors: (i) may not be reduced or materially modified (including the cash/equity ratio of consideration) from what is set forth in the Company’s most recently filed Proxy Statement on Form DEF 14A with the SEC without the approval of a majority of the Unaffiliated Directors, and (ii) may be increased if, based on the advice and counsel of independent compensation consultants, the Compensation Committee determines an increase in director compensation is warranted.

(d) The Purchaser agrees that, without the approval of a majority of the Unaffiliated Directors, the indemnification, expense reimbursement and exculpation arrangements for all directors and officers of the Company may not be reduced or materially modified in any manner, including, without limitation, in the Company’s charter or bylaws, in the indemnification agreements entered into between the Company such directors and officers, or in the amount or nature of the Company’s Director and Officer liability insurance policies.

Section 2.3 Business Assistance and Management Fees. The parties agree that the Purchaser and the Parent will each use its commercially reasonable best efforts to provide assistance to the Company as may be reasonably requested in connection with the operation of the Company’s business and the Company’s pursuit of worldwide growth opportunities without any payment due to the Purchaser or the Parent designed as a management, consulting, advisory or similar fee or expense to the Company; provided, however, nothing in this Section 2.3 shall prohibit the Company from reimbursing the Purchaser or the Parent for any reasonable out-of-pocket expenses incurred in providing such requested assistance to the Company, indemnifying a Designee as a director of the Company, compensating a Designee for his or her service as a director of the Company (consistent with Company policy for other non-employee directors), or from reimbursing a Designee for expenses incurred as a director, in each case on terms and to the same extent that the Company indemnifies, compensates or reimburses expenses of its other directors pursuant to its organizational documents, indemnity agreements, directors’ and officers’ liability insurance policies in effect from time to time, and applicable law.

Section 2.4 Related Party Transactions. Any transaction reasonably valued to be in excess of $120,000 between the Purchaser or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, shall require the prior written approval of a majority of the Unaffiliated Directors.

ARTICLE III.

STANDSTILL AGREEMENT

Section 3.1 Standstill Agreement.

(e) During the Standstill Period, none of the Purchaser nor any of its Affiliates will, directly or indirectly, nor will it authorize or permit (x) any of its or its Affiliates’ employees, officers or directors (whether or not on behalf of, or as part of a group with or otherwise in concert with, it or any of its Affiliates) or (y) any of its or its Affiliates’ other Representatives (in such case, on behalf of, or as part of a group with or otherwise in concert with, it or its Affiliates) to, in each case without the prior written consent of a majority of the Unaffiliated Directors in their sole and absolute discretion:

(i) subject to Section 3.1(b) below, acquire, propose to be acquired, or cause to be acquired, additional shares of equity securities of the Company, other Beneficial Ownership of additional securities of the Company, or any security that is convertible into such securities of the Company;

(ii) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing;

(iii) effect, seek or make any proposal with respect to, or in any way assist or encourage any other Person to effect or seek, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any shares of the Company or any consent solicitation or stockholder proposal;

(iv) except in accordance with the terms of this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of the Company;

(v) make any public request or public proposal to amend, waive or terminate any provision of this Section 3.1;

(vi) take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (v) above; or

(vii) take any actions which would be inconsistent with the purpose and intent of this Section 3.1.

(b) Notwithstanding the foregoing, during the Standstill Period, the Purchaser shall have the right, without the consent of the Unaffiliated Directors, to acquire additional shares of Common Stock of the Company solely to the extent necessary to maintain its Beneficial Ownership of the Company up to an amount equal to the Standstill Limit; provided, that the right is exercised within one hundred twenty (120) days of the Purchaser’s and its Affiliates collective Beneficial Ownership of the Company falling below an amount equal to the Standstill Limit. Within five (5) Business Days after the end of each calendar month, the Company shall deliver to the Purchaser a capitalization report that sets forth, to the Company’s knowledge, the Purchaser’s and its Affiliates’ collective Beneficial Ownership percentage in the Company on a fully diluted basis and a non-diluted basis, in each case as of such month end. The Purchaser shall provide the Unaffiliated Directors with reasonable advance notice of the transaction pursuant to which it intends to acquire such additional shares of Common Stock.

ARTICLE IV.

TRANSFER RIGHTS AND RESTRICTIONS

Section 4.1 Transfer Restrictions. If at any time the Purchaser receives an offer or inquiry to purchase all or substantially all of its ownership interest in the Company, it must provide prompt written notice of the details of such offer or inquiry to the Company and the Board. As a condition to any share transfer by the Purchaser during the Standstill Period, the transferee shall agree to be bound by the terms of this Agreement; provided, however, that no transferee will be required to agree to be bound by the terms of this Agreement if the transfer by the Purchaser is made pursuant to a public offering, whether made pursuant to the Purchaser’s registration rights, Rule 144 of the Securities Act or other means permitted by federal or state securities laws, where it is reasonably anticipated that no transferee will Beneficially Own 5% or more of the Outstanding Common Stock.

ARTICLE V.

NON-COMPETITION

Section 5.1 For so long as (i) the Purchaser and its Affiliates collectively own at least 15% of the Outstanding Common Stock or (ii) one or more individuals affiliated with the Purchaser is a member of the Board, each of Parent and the Purchaser shall not, and the Parent and Purchaser shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate, control, be employed by, or participate in the ownership, management, operation or control of, including, without limitation, by holding any position as a stockholder, director, officer, employee, partner, manager or investor in, any business that directly competes with the business of the Company as currently conducted (a “Competing Business”); provided, that the foregoing shall not prohibit the Purchaser or any of its Affiliates from (a) making a passive investment representing less than 5% of any class of equity securities of any Person so long as such class of equity securities is traded on a national securities exchange, or (b) acquiring, making a non-controlling investment in, or being employed in a non-management role or position by, any Person that does not derive a material portion of its revenues from any Competing Business.

ARTICLE VI.

PAYMENT OF CERTAIN EXPENSES

Section 6.1 Payment of Certain Company Expenses. At the closing of the Transaction and upon presentment to the Purchaser of reasonable documentation thereof, the Purchaser and/or the Parent shall promptly reimburse the Company for the following transaction fees, costs and expenses (including reasonable and documented fees paid to advisors, attorneys, consultants and lenders) in cash by wire transfer of immediately available funds: (i) 100% of the fees, costs and expenses incurred by the Company in connection with the amendment or waiver of default of the Company’s credit agreement, and (ii) all reasonable fees, costs and expenses incurred by the Company or the Special Committee in connection with the Transaction in excess of One Million Dollars ($1,000,000).

Section 6.2 Purchaser Funding of Management Incentive Plan. Subject to the approval of the Board or the Special Committee, the Purchaser and the Parent agree to fund a new management incentive arrangement which involves the issuance of $1.5 million in cash-based awards to management (the “Cash Awards Amount”). The Cash Awards Amount will be payable by the Purchaser or the Parent to the Company by wire transfer of immediately available funds to the account or accounts designated by the Company in writing (email being sufficient) within five (5) Business Days after the Board notifies the Purchaser in writing that such management incentive arrangement has been approved by the Board or the Special Committee, as the case may be, and that payment of all or a portion of the Cash Awards Amount to management is reasonably expected to be made promptly by the Company following receipt of the Cash Awards Amount from the Purchaser or the Parent.

ARTICLE VII.

CONFIDENTIALITY

Section 7.1 Disclosure of Confidential Information. Confidential and proprietary information may be disclosed to the Purchaser and the Parent, including but not limited to, any and all information, whether oral or written, relating to the business of the Company (all such information, the “Information”). The Purchaser and the Parent acknowledge that neither the Company, nor its Affiliates, makes any express or implied representation or warranty to it as to the accuracy or completeness of the Information. The Purchaser and the Parent agree and covenant, and shall each use its reasonable best efforts to ensure that:

(a) All Information shall be held in strict confidence by the Parent, the Purchaser and their respective Affiliates and their respective directors, officers, employees, financing sources, agents and financial and legal advisors (collectively, the “Purchaser Representatives”) and shall not be disclosed to any other Person, without the Company’s prior written consent or except as may be required by law, regulation or legal process, or to the extent such Information is or becomes publicly available, other than as a result of a breach of this Article VII.

(b) Until the Information is or becomes publicly available, other than as a result of a breach of this Article VII, the Parent, the Purchaser and their respective Affiliates shall use the Information only for monitoring and evaluating the Purchaser’s investment in the Company and not for any other purpose or in any manner that would constitute a violation of any applicable laws or regulations.

(c) The Purchaser and the Parent shall each take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Information.

(d) In the event that the Parent, the Purchaser or any of the Purchaser Representatives is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information or any other information concerning the Company, it will, to the extent legally permitted, notify the Company promptly so that the Company may (i) seek a protective order or other appropriate remedy or (ii) consult with the Purchaser to take steps to resist or narrow the scope of such request or legal process. In the event that no such protective order or other remedy is obtained, each of the Parent, the Purchaser and the Purchaser Representatives shall furnish only that portion of the Information which, under advice of counsel, is legally required and will exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded the Information so furnished.

Section 7.2 Insider Trading Prohibition. The Purchaser and the Parent each acknowledges that it and the Purchaser Representatives are aware that the U.S. securities laws prohibit any Person who has material non-public information about a company from purchasing or selling, directly or indirectly, securities of such company (including entering into hedge transactions involving such securities), or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Effectiveness and Termination. This Agreement shall be effective as of the closing of the Transaction. In the event that the Stock Purchase Agreement is terminated in accordance with its terms prior to the closing of the Transaction, this Agreement (except for Article VII and this Article VIII, which shall survive the termination hereof) shall be of no force or effect. This Agreement shall terminate and be of no further force or effect immediately, and without any further action by any party, upon the Purchaser Beneficially Owning less than 5% of the Outstanding Common Stock. In no event shall the termination of this Agreement excuse any breach hereof occurring prior to such termination.

Section 8.2 Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, delivery confirmed, or if sent by email or facsimile (with receipt of confirmation of delivery), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(f) If to the Purchaser or the Parent, to:

THAIHOT Investment Company Limited and Fujian Thai Hot Investment

Co. Ltd.

No. 43 Hudong Road, Olympic Building

Fuzhou City, Fujian Province, China 35003

Attention: Mr. Qisen Huang

Fax: 86 591 8760 1956; Email: hqs@thaihot.com.cn

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

2201 China World Office 2

1 Jian Guo Men Wai Avenue, Chao Yang District, Beijing 100004

Attention: Howard Zhang

Fax: 86 10 8567 5102; Email: howard.zhang@davispolk.com

If to the Company, to:

Alliance HealthCare Services, Inc.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

Attention: General Counsel

Fax: (714) 688-3397; Email: rjohns@aiq-us.com

With a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: Mark D. Peterson

Fax: (949) 823-6994; Email: mpeterson@omm.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next Business Day delivery or (iii) the Business Day on which confirmation of delivery is received, if sent by email or facsimile.

Section 8.3 Entire Agreement; Amendment. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. No provision of this Agreement may be amended or modified in whole or in part at any time unless agreed to in writing in advance by the parties and a majority of the Unaffiliated Directors. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 8.4 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

Section 8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

Section 8.6 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Delaware, and each party hereby submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery of the State of Delaware, or,

if the Delaware Court of Chancery is unavailable, any other court of the State of Delaware or, to the extent necessary, any federal court sitting in the State of Delaware. Each party hereby waives all right to a trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement. Each party irrevocably consents to the service of any and all process in any such action, suit or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2.

Section 8.7 Specific Performance. Each party agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof. Accordingly, each of the parties hereby consents to the issuance of injunctive relief without bond by the Delaware Court of Chancery to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 8.8 Successors and Assigns; Third Party Beneficiaries. The Purchaser may not transfer or assign any of its rights and obligations under this Agreement without the prior written consent of a majority of the Unaffiliated Directors; provided that the Purchaser may assign all or a portion of its rights hereunder to an Affiliate which delivers an executed counterpart to this Agreement as a condition precedent to the effectiveness of such assignment; provided, further, that no such assignment shall relieve the Purchaser and the Parent of any obligations hereunder. This Agreement shall bind and inure to the benefit of the Company’s and Purchaser’s successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parent, the Purchaser and the Company, or their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. Notwithstanding anything to the contrary contained herein, no purchaser of Common Stock from the Purchaser shall be deemed to be a successor or permitted assign by reason merely of such purchase.

Section 8.9 Headings and Captions. The section headings and captions contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

Section 8.10 DGCL Section 203. The parties agree that, prior to the closing of the Transaction, the Board will approve resolutions in a form previously provided to the Purchaser with respect to the approval of the transactions contemplated by the Stock Purchase Agreement for purposes of Section 203 of the Delaware General Corporation Law.

Section 8.11 Parent Guarantee. The Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of the obligations of the Purchaser under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

FUJIAN THAI HOT INVESTMENT CO., LTD

By:	/s/ Qisen Huang
Name:	Qisen Huang
Title:	Director

THAIHOT INVESTMENT COMPANY LIMITED

By:	/s/ Qisen Huang
Name:	Qisen Huang
Title:	Director

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Richard W. Johns
Name:	Richard W. Johns
Title:	Chief Operating Officer and Chief Legal Officer

[Signature Page – Governance, Voting and Standstill Agreement]